OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                               EXHIBIT 11, PAGE 1:
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (Amounts in thousands, except per share data)

                                             YEARS ENDED OCTOBER 31,
                                              1994    1993    1992
Primary Shares:
Average common shares outstanding             8,975   8,795   8,180
Common equivalent shares
outstanding                                      48             456
                                              9,023   8,795   8,636

Earnings (loss) before cumulative effect
 of change in accounting principle          $ 4,604 $(5,737) $6,027
Cumulative effect of change in accounting
 for income taxes                                               510

Net earnings (loss)                         $ 4,604 $(5,737) $6,537

Earnings (loss) per common and common
 equivalent share:
  Earnings (loss) before cumulative effect
   of change in accounting principle           $.51  $(.65)   $.69
  Cumulative effect of change in accounting
   for income taxes                                            .06

Net earnings (loss), primary                   $.51  $(.65)   $.75




                OPTICAL COATING LABORATORY, INC. AND SUBSIDIARIES
                               EXHIBIT 11, PAGE 2:
                     COMPUTATION OF EARNINGS (LOSS) PER SHARE
                  (Amounts in thousands, except per share data)

                                             YEARS ENDED OCTOBER 31,
                                              1994    1993    1992
Fully Diluted Shares:
Average common shares outstanding            8,975   8,795   8,180
Common equivalent shares outstanding            70     304     522
                                             9,045   9,099   8,702

Earnings (loss) before cumulative effect
 of change in accounting principle          $4,604 $(5,737) $6,027
Cumulative effect of change in accounting
 for income taxes                                              510

Net earnings (loss)                         $4,604 $(5,737) $6,537

Earnings (loss) per common and common
 equivalent share:
  Earnings (loss) before cumulative effect
   of change in accounting principle          $.51   $(.63)  $.69
  Cumulative effect of change in accounting
   for income taxes                                           .06

Net earnings (loss), fully diluted            $.51   $(.63)  $.75


NOTE:Fully diluted earnings (loss) per share do not result in dilution of three percent or more or are anti-dilutive and are, therefore, not applicable.